Exhibit 99.1

April 23, 2026

Franklin Financial Reports First Quarter 2026 Results;
Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (the Corporation) (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank) headquartered in Chambersburg, PA, reported its first quarter 2026 results.

A summary of notable operating results as of or for the first quarter ended March 31, 2026 follows:

•

Net income: $6.6 million ($1.48 per diluted share) for the first quarter of 2026. This is an increase of $594 thousand (9.8%) compared to $6.0 million ($1.35 per diluted share) for the fourth quarter of 2025 and an increase of $2.7 million (69.2%) compared to $3.9 million ($0.88 per diluted share) for the first quarter of 2025.

•

Wealth Management: $2.3 million in fees for the first quarter of 2026, an increase of 4.1% from $2.2 million in the first quarter of 2025. Assets under management were $1.417 billion on March 31, 2026.

•	Asset Growth: $2.298 billion in total assets on March 31,2026, an increase of 2.6% from $2.239 billion at year-end 2025.
•	Loan Growth: Net loans totaled $1.552 billion on March 31, 2026, an increase of 0.7% from $1.541 billion on December 31, 2025.
•	Deposit Growth: Total deposits of $1.890 billion, an increase of 2.9% from $1.836 billion on December 31, 2025.
•

Quarterly Performance Metrics: Return on Average Assets (ROA) of 1.20%, Return on Average Equity (ROE) of 15.13%, and Net Interest Margin (NIM) of 3.53%, on an annualized basis for the first quarter of 2026, compared to an ROA of 0.72%, ROE of 10.80% and NIM of 3.05% for the first quarter of 2025.

•

On April 8, 2026, the Board of Directors declared $0.34 per share regular quarterly cash dividend for the second quarter of 2026 to be paid on May 27, 2026, to shareholders of record at the close of business on May 1, 2026.  This dividend represents a 3.0% increase over the second quarter 2025 dividend.

Balance Sheet Highlights

Total assets on March 31, 2026 were $2.298 billion an increase from $2.239 billion on December 31, 2025. Changes in the balance sheet from December 31, 2025, to March 31, 2026, include:

•

Debt securities available for sale decreased $18.1 million (4.0%) due primarily to paydowns. On March 31, 2026, the net unrealized loss in the portfolio was $28.8 million compared to a net unrealized loss of $26.8 million at year-end 2025.

•

Net loans increased $11.1 million (0.7%) over the year-end 2025 balance, primarily from increases in commercial real estate loans of $5.5 million, and 1-4 family residential real estate loans of $13.4 million, but were partially offset by a decrease of $11.5 million in commercial loans.  On March 31, 2026, commercial real estate loans totaled $909.1 million (57.8% of total gross loans), with the largest collateral segments being: apartment buildings ($175.5 million), hotels and motels ($103.8 million), land development ($102.0 million), office buildings ($94.0 million) and shopping centers ($92.2 million) which are located primarily in south-central Pennsylvania.

•

Total deposits increased $53.9 million (2.9%) to $1.890 billion from year-end 2025. Noninterest-bearing deposits (17.6% of total deposits) grew 6.9% ($21.4 million) and money management deposits grew 3.9% ($30.4 million) from year-end 2025. Time deposits increased 6.3% ($14.2 million) over the same period. On March 31, 2026, the Bank estimated that 89% of its deposits were FDIC insured or collateralized.

•

On March 31, 2026, the Bank had borrowings of $200.0 million from the Federal Home Loan Bank of Pittsburgh (FHLB). The Bank has additional funding capacity with the Federal Reserve, FHLB and correspondent banks.

•

Shareholders’ equity increased $3.5 million (2.0%) from December 31, 2025. Retained earnings increased $5.2 million, net of dividends of $1.5 million paid to shareholders during 2026. The accumulated other comprehensive loss (AOCL) increased from $21.6 million at year-end 2025 to $23.3 million due to an increase in the unrealized loss in the investment portfolio. On March 31, 2026, the book value of the Corporation’s common stock was $39.78 per share and tangible book value (1) was $37.78 per share.  In December 2025, an open market repurchase plan to repurchase 150,000 shares through December 31, 2026, was approved.  The Bank is considered to be “well-capitalized” under regulatory guidelines as of March 31, 2026.

•

Average 2026 year-to-date earning assets were $2.153 billion compared to $2.108 billion for the same period in 2025, an increase of $45.3 million (2.1%). The increase occurred primarily in the commercial real estate portfolio ($92.6 million) and the residential 1-4 family real estate portfolio ($60.7 million).

The yield on earning assets increased from 5.25% for the first quarter of 2025 to 5.28% for the first quarter of 2026. Total deposits averaged $1.833 billion, an increase of 0.9% over the first quarter 2025 average of $1.816 billion. The cost of total deposits for the first quarter of 2026 was 1.52% compared to 2.02% for the same period 2025.

•

Nonaccrual loans totaled $8.5 million on March 31, 2026, materially unchanged from December 31, 2025. Nonaccrual loans were 0.54% of total gross loans on March 31, 2026, compared to 0.55% on December 31, 2025. The nonaccrual loans are comprised primarily of commercial real estate (CRE) loans totaling $7.7 million between four different loans to unrelated borrowers, and one commercial (C&I) loan for $621 thousand.  The largest of the four nonaccrual CRE loans is for a $7.0 million construction loan on a mixed-use commercial project which was past due in the 30-59 day aging bucket as of March 31, 2026.  The Bank is in continual communication with the developer regarding the funding required to complete the project, the source of funds, as well as other options available to the Bank to protect its interest. The Bank is currently working with the developer on a plan to jointly fund the completion of enclosing the property to protect the collateral. A discounted “as-is” appraisal was received in the first quarter of 2026 and as a result the Bank increased its specific reserve to $1.0 million on March 31, 2026, from $892 thousand on December 31, 2025. As of March 31, 2026, the Bank created a specific reserve of $557 thousand for the previously mentioned nonaccrual C&I loan, based on the valuation of business assets held as collateral.  The allowance for credit loss to loans ratio was 1.32% on March 31, 2026, unchanged from December 31, 2025.  The allowance for credit losses (ACL) for unfunded commitments was $1.9 million on March 31, 2026, unchanged from December 31, 2025.

Income Statement Highlights – First Quarter 2026 v. 2025

•	Net income for the first quarter of 2026 was $6.6 million ($1.485 per diluted share) an increase of $2.7 million (69.2%) from $3.9 million ($0.88 per diluted share) for the first quarter of 2025.
•

Net interest income was $18.5 million for the first quarter of 2026, an increase of 18.7% compared to $15.6 million for the first quarter of 2025. A 13.6% increase in interest from the loan portfolio and a decrease of 19.2% in interest expense quarter over quarter contributed to the increase in net interest income.

•

The provision for credit losses on loans was $202 thousand for the first quarter of 2026 compared to $750 thousand for the first quarter of 2025. The provision for credit losses on unfunded commitments was $19 thousand for the first quarter of 2026 compared to $29 thousand for the first quarter of 2025.

•

Noninterest income totaled $5.4 million for the first quarter of 2026 compared to $4.6 million for the first quarter of 2025, an increase of $798 thousand (17.5%). Compared to the first quarter of 2025, wealth management fees increased $91 thousand to $2.3 million, the gain on sale of loans increased $209 thousand and the Bank recorded a gain of $351 thousand from life insurance proceeds.

•

Noninterest expense for the first quarter of 2026 was $15.4 million compared to $14.6 million for the first quarter of 2025, an increase of $776 thousand (5.3%). The largest increase ($458 thousand) quarter over quarter occurred in employee benefits, primarily health insurance expense which increased $252 thousand.  Salaries, capital shares tax, and card processing fees also increased quarter over quarter.

•	The effective income tax rate was 20.1% for the first quarter of 2026 compared to 18.5% for the same period in 2025.
(1)	Non-GAAP measure. See GAAP versus Non-GAAP Reconciliation that follows.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $2.2 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-three community banking locations in Franklin, Cumberland, Dauphin, Fulton and Huntingdon Counties PA, and Washington County MD. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more  information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC''). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of I995. Such forward-looking statements refer to a future period or periods, reflecting management's current views as to likely future developments, and use words "may," "will," "expect," "believe," "estimate," "anticipate," or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: changes in interest rates, changes in the rate of inflation, general economic conditions and their effect on the Corporation and our customers, changes in the Corporation's cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in technology,  the intensification of competition within the Corporation's market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

FRANKLIN FINANCIAL SERVICES CORPORATION (unaudited)

Income Statement	For the Three Months Ended
(Dollars in thousands, except per share data)	3/31/2026	12/31/2025	3/31/2025

Interest income
Loans, including fees	$22,567	$23,014	$19,864
Interest and dividends on investments:
Taxable interest	3,616	3,964	4,825
Tax exempt interest	266	267	270
Dividend income	202	202	191
Interest-earning deposits in other banks	1,119	1,593	1,908
Total interest income	27,770	29,040	27,058
Interest expense
Deposits	6,887	8,010	9,030
FHLB overnight borrowings and advances	2,157	2,206	2,158
Subordinate notes	205	212	264
Total interest expense	9,249	10,428	11,452
Net interest income	18,521	18,612	15,606
Provision for credit losses - loans	202	326	750
Provision for credit losses - unfunded commitments	19	(37)	29
Total provision for credit losses	221	289	779
Net interest income after credit loss expense	18,300	18,323	14,827
Noninterest income
Wealth management fees	2,306	2,272	2,215
Loan service charges	238	238	209
Gain on sale of loans	318	260	109
Deposit service charges and fees	647	655	605
Other service charges and fees	482	484	483
Debit card income	618	597	558
Increase in cash surrender value of life insurance	132	124	115
Change in fair value of equity securities	—	—	(7)
Other	619	70	275
Total noninterest income	5,360	4,700	4,562
Noninterest Expense
Salaries	6,237	6,550	6,176
Employee benefits	2,788	2,277	2,330
Net occupancy	1,241	1,179	1,225
Marketing and advertising	426	502	433
Legal and professional	695	780	527
Data processing	1,540	1,578	1,557
Pennsylvania bank shares tax	254	137	160
FDIC Insurance	483	531	545
ATM/debit card processing	377	357	340
Telecommunications	135	131	106
Other	1,177	1,521	1,178
Total noninterest expense	15,353	15,543	14,577
Income before income taxes	8,307	7,480	4,812
Income tax expense	1,670	1,437	890
Net income	$6,637	$6,043	$3,922
Per share
Basic earnings per share	$1.48	$1.36	$0.88
Diluted earnings per share	$1.48	$1.35	$0.88

Consolidated Balance Sheet (as of)	3/31/2026	12/31/2025	3/31/2025
(Dollars in thousands, except per share data)
Assets
Cash and due from banks	$23,976	$22,446	$23,277
Short-term interest-earning deposits in other banks	186,801	105,275	201,679
Total cash and cash equivalents	210,777	127,721	224,956
Long-term interest-earning deposits in other banks	750	999	1,249
Debt securities available for sale, at fair value	436,483	454,586	495,487
Restricted stock	8,897	8,897	8,765
Loans held for sale	1,850	18,929	1,791
Loans	1,572,426	1,561,238	1,456,191
Allowance for credit losses	(20,729)	(20,655)	(18,444)
Net Loans	1,551,697	1,540,583	1,437,747
Other assets	87,064	87,303	87,483
Total assets	2,297,518	2,239,018	2,257,478

Liabilities
Deposits
Noninterest-bearing checking	331,658	310,251	298,945
Money management, savings, and interest checking	1,319,494	1,301,198	1,257,102
Time	238,558	224,323	311,530
Total deposits	1,889,710	1,835,772	1,867,577
Federal Home Loan Bank advances	200,000	200,000	200,000
Subordinate notes	10,850	10,845	19,710
Other liabilities	18,214	17,159	18,800
Total liabilities	2,118,774	2,063,776	2,106,087

Shareholders' equity
Common Stock	4,711	4,711	4,711
Additional paid-in capital	43,776	43,932	43,607
Retained earnings	160,001	154,844	141,967
Accumulated other comprehensive loss	(23,265)	(21,589)	(31,856)
Treasury stock	(6,479)	(6,656)	(7,038)
Total shareholders' equity	178,744	175,242	151,391
Total liabilities and shareholders' equity	$2,297,518	$2,239,018	$2,257,478

Assets Under Management as of (fair value)	3/31/2026	12/31/2025	3/31/2025
Wealth Management	$1,271,068	$1,273,421	$1,183,180
Held at third party brokers	145,477	147,880	139,918
Total assets under management	$1,416,545	$1,421,301	$1,323,098

Key performance ratios as of or for the period ended as shown:	As of or for the Three Months Ended
Performance Measurements	3/31/2026	12/31/2025	3/31/2025
Return on average assets*	1.20%	1.05%	0.72%
Return on average equity*	15.13%	14.20%	10.80%
Efficiency ratio (1)	63.64%	66.05%	71.39%
Net interest margin*	3.53%	3.40%	3.05%

Shareholders' Value (per common share)
Diluted earnings per share	$1.48	$1.35	$0.88
Regular cash dividend paid	$0.33	$0.33	$0.32
Dividend payout ratio	22.30%	27.54%	36.16%
Book value, per share	$39.78	$39.11	$33.99
Tangible book value (1)	$37.78	$37.10	$31.97
Market value, per share	$51.08	$50.20	$35.45
Market value/book value ratio	128.40%	128.36%	104.30%
Market value/tangible book value ratio	135.22%	135.33%	110.90%
Price/earnings multiple*	8.63	9.30	10.07
Current quarter dividend yield*	2.58%	2.63%	3.61%

Safety and Soundness
Net loans recovered (charged-off)/average loans*	-0.03%	0.00%	0.01%
Nonperforming loans / gross loans	0.54%	0.55%	0.02%
Nonperforming assets / total assets	0.37%	0.38%	0.01%
Allowance for credit losses / loans	1.32%	1.32%	1.27%

* Annualized
(1) Non-GAAP measurement. See GAAP versus Non-GAAP disclosure reconciliation

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

Non-GAAP
(Dollars in thousands, except per share)	As of
	3/31/2026	12/31/2025	3/31/2025
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$178,744	$175,242	$151,391
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	169,728	166,226	142,375

Shares outstanding (in thousands)	4,493	4,481	4,454

Tangible book value per share (non-GAAP)	$37.78	$37.10	$31.97

	For the three months ended
Efficiency Ratio (non-GAAP)	3/31/2026	12/31/2025	3/31/2025
Noninterest expense	$15,353	$15,543	$14,577

Net interest income	18,521	18,612	15,606
Plus tax equivalent adjustment to net interest income	245	221	251
Plus noninterest income, net of securities gains/losses	5,360	4,700	4,562
Total revenue	$24,126	$23,533	$20,419

Efficiency ratio: noninterest expense /total revenue (non-GAAP)	63.64%	66.05%	71.39%